Exhibit 99.2

       October 24, 2018

I hope this update finds you well. I would like to provide you with perspective on Jerrick’s (OTCQB: JMDA) journey over this past year and where the company is headed. First, though, I want to acknowledge that a collective of many people has worked tirelessly in helping our company reach the milestones outlined in this letter.

Jerrick Media Holdings’ flagship product Vocal continues to establish itself as one of the fastest growing social platforms in the creative community. Brands, both established and startup, are reaching out to us directly to explore collaboration opportunities. I anticipate exciting news to follow on this front, as Vocal for Brands progressively gains traction and visibility.

Our development partners at Thinkmill, together with our management team, continue to diligently execute on the technology development roadmap. The value of the Vocal platform lies in providing creators, audiences and brands with needed solutions that are responsive to a rapidly changing digital environment. Notable trends include the changing of advertising budgets from traditional display to branded content, the migration of media purchasing from agency to in-house and the demand by writers, musicians, artists, filmmakers, brands and creators of all shapes and sizes for storytelling and monetization tools.

During the last quarter of 2017, I worked closely with Jed Watson and Boris Bozic, co-Founders of Thinkmill, on a plan to leverage the significant synergies that had grown between our companies and develop a clear vision for Vocal. Key to the plan is unlocking the tremendous potential for scale that is embedded in Vocal.

During the first quarter of 2018, we completed a nominal amount of revenue-generating transactions in beta mode. Jerrick’s culture advocates adaptive planning and evolutionary development, both proactive and reactive. We encourage rapid and flexible response to change. Our first effort to capitalize on Vocal-generated revenues served as validation through discovery/data gathering and beta implementation.

In keeping with this culture, the Thinkmill team joined us in New York to facilitate our first Design Sprint, a methodology created by Google. A Design Sprint is used to gain important business insight and to identify short and long-term goals as well as the process for achieving them. By mid-April, a twelve-month roadmap was created. We began, in earnest, to execute on this plan and prepare for our next round of financing.

Our first attempt at generating scalable revenue was launched during the second quarter of this year. While still in beta, the sources of these revenues were expanded to include a wider spectrum of transactions and branded content sales, still offered at far below fair market value.

Revenue for second quarter 2018 was approximately $33,000, doubling the previous quarter. I expect that third quarter revenues will be similar. During the third quarter we, unfortunately, encountered a number of one-time technical challenges that required re-allocation of internal resources. This delayed our plan by approximately 45 days. Fourth quarter revenues should be in line with my previous projections.

The Vocal platform has become an invaluable resource to the creative community and their respective audiences. I am confident that it will continue to gain increasing recognition. As we look towards 2019, we expect to release value-added features, core to a subscription-based revenue model. This will unlock tremendous scalability and value for Jerrick and its shareholders.

I’ve included a link to today’s press release, which highlights our successes in further detail: https://jerrick.media/news-and-events/press-releases/default.aspx

For regular updates on Jerrick and Vocal, I encourage you to follow our LinkedIn pages:

Jerrick: https://www.linkedin.com/company/jerrick-media/
Vocal: https://www.linkedin.com/company/vocal/
Vocal for Brands: https://www.linkedin.com/showcase/vocal-for-brands/
Jeremy Frommer: https://www.linkedin.com/in/jeremyfrommer/

I look forward to continued communications.

Best,
Jeremy Frommer